                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                             MARISA CHRISTINA, INC.
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                                (Name of Issuer)

               Shares of Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    570268102
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                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X] Rule 13d-1(b)
          [ ] Rule 13d-1(c)
          [ ] Rule 13d-1(d)


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---------------------                                        -------------------
CUSIP No. 570268102                   13G/A
---------------------                                        -------------------
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  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WS Capital, L.L.C.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER

                         264,400
                  --------------------------------------------------------------
  NUMBER OF        6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY            0
   OWNED BY       --------------------------------------------------------------
     EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH             264,400
                  --------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      264,400
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------


         *SEE INSTRUCTIONS BEFORE FILLING OUT


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---------------------                                        -------------------
CUSIP No. 570268102                   13G/A
---------------------                                        -------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WS Capital Management, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER

                         264,400
                  --------------------------------------------------------------
  NUMBER OF        6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY            0
   OWNED BY       --------------------------------------------------------------
     EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH             264,400
                  --------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      264,400
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT


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---------------------                                        -------------------
CUSIP No. 570268102                   13G/A
---------------------                                        -------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Reid S. Walker
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER

                         264,400
                  --------------------------------------------------------------
  NUMBER OF        6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY            168,400
   OWNED BY       --------------------------------------------------------------
     EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH             264,400
                  --------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         168,400
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      432,800
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      HC
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT


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---------------------                                        -------------------
CUSIP No. 570268102                   13G/A
---------------------                                        -------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      G. Stacy Smith
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER

                         264,400
                  --------------------------------------------------------------
  NUMBER OF        6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY            168,400
   OWNED BY       --------------------------------------------------------------
     EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH             264,400
                  --------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         168,400
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      432,800
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      HC
--------------------------------------------------------------------------------


         *SEE INSTRUCTIONS BEFORE FILLING OUT


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                         AMENDMENT NO. 1 TO SCHEDULE 13G

         This Amendment No. 1 to Schedule 13G (the "Schedule 13G") relating to shares of common stock of Marisa Christina, Incorporated (the "Issuer") is being filed with the Securities and Exchange Commission (the "Commission") as an amendment to Schedule 13G filed with the Commission on February 11, 2002. This statement is being filed on behalf of Mr. Reid S. Walker and Mr. G. Stacy Smith, principals of WS Capital, L.L.C. ("WS Capital") and WSV Management, L.L.C. ("WSV"), each a Texas limited liability company.

         This Schedule 13G relates to shares of Common Stock of the Issuer purchased by (1) WS Capital for the account of (i) Walker Smith Capital Master Fund ("WSC Master Fund"), a Texas general partnership composed of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., each a Texas limited partnership, and (ii) Walker Smith International Fund, Ltd. ("Walker Smith International"), a British Virgin Islands exempted company, and (2) WSV for the account of (i) WS Opportunity Master Fund ("Opportunity Master Fund"), a Texas general partnership composed of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P., each a Texas limited partnership, and (ii) WS Opportunity Fund International, Ltd. ("Opportunity International"), a Cayman Islands exempted company. WS Capital Management, L.P. ("WS Capital Management") is (i) the general partner of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., (ii) agent and attorney-in-fact for WSC Master Fund, and (iii) the investment manager of Walker Smith International. WS Capital is the general partner of WS Capital Management. WS Ventures Management, L.P. ("WSVM") is (i) the general partner of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P., (ii) agent and attorney-in-fact for Opportunity Master Fund, and (iii) the investment manager of Opportunity International. WSV is the general partner of WSVM.


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

 (a)   [ ]   Broker or dealer registered under section 15 of the Act (15 U.S.C.
             78o).

 (b)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

 (c)   [ ]   Insurance company as defined in section 3(a)(19) of the Act (15
             U.S.C. 78c).

 (d)   [ ]   Investment company registered under section 8 of the Investment
             Company Act of 1940 (15 U.S.C. 80a-8).

 (e)   [ ]   An investment advisor in accordance with Section
             240.13d-1(b)(1)(ii)(E).

 (f)   [ ]   An employee benefit plan or endowment fund in accordance with
             Section 240.13d-1(b)(1)(ii)(F).

 (g)   [X]   A parent holding company or control person in accordance with
             Section 240.13d-1(b)(1)(ii)(G).

 (h)   [ ]   A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C. 1813).
 (i)   [ ]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

 (j)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


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ITEM 4         OWNERSHIP.

               (a) Messrs. Walker and Smith are the beneficial owners of 432,800 shares of Common Stock, which includes (1) 264,400 shares of Common Stock beneficially owned by WS Capital and WS Capital Management for the accounts of WSC Master Fund and Walker Smith International and (2) 168,400 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of Opportunity Master Fund and Opportunity International.

               (b) Messrs. Walker and Smith are the beneficial owners of 5.9% (determined by dividing 432,800 shares of Common Stock presently beneficially owned by Messrs. Walker and Smith by 7,295,065 shares of Common Stock issued and outstanding as of November 13, 2002, according to the Issuer's Quarterly Report on Form 10-Q filed November 13, 2002) of the outstanding shares of Common Stock.

               (c) As the principals of WS Capital, Messrs. Walker and Smith may direct the vote and disposition of the 264,400 shares of Common Stock beneficially owned by WS Capital. Messrs. Walker and Smith have shared power to vote and dispose of 168,400 shares of Common Stock beneficially owned by WSV.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               This statement is being filed to report the fact that as of the date hereof two of the reporting persons, WS Capital, L.L.C. and WS Capital Management, L.P., have ceased to be beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 10        CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS       EXHIBIT 1

               Joint Filing Agreement dated February 11, 2002 between WS Capital, L.L.C., WS Capital Management, L.P., Reid S. Walker and
               G. Stacy Smith.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: February 7, 2003


                                    WS CAPITAL, L.L.C.

                                    By:  /s/ REID S. WALKER
                                         ---------------------------------------
                                         Reid S. Walker
                                         Member


                                    WS CAPITAL MANAGEMENT, L.P.

                                    By:  WS Capital, L.L.C., its general partner

                                    By:  /s/ REID S. WALKER
                                         ---------------------------------------
                                         Reid S. Walker
                                         Member


                                    /s/ REID S. WALKER
                                    --------------------------------------------
                                    Reid S. Walker


                                    /s/ G. STACY SMITH
                                    --------------------------------------------
                                    G. Stacy Smith


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                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   1              Joint Filing Agreement dated February 11, 2002 between WS
                  Capital, L.L.C., WS Capital Management, L.P., Reid S. Walker
                  and G. Stacy Smith.


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